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                       August 29, 2022

       Renee J. Peterson
       Vice President, Chief Financial Officer
       The Toro Company
       8111 Lyndale Avenue South
       Bloomington, Minnesota 55420-1196

                                                        Re: The Toro Company
                                                            Form 10-K for the
fiscal year ended October 31, 2021
                                                            Filed December 17,
2021
                                                            Form 8-K 2.02
                                                            Filed June 2, 2022
                                                            File No. 001-08649

       Dear Ms. Peterson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction